UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 6, 2017

MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH		44301
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On March 8, 2017, Myers Industries, Inc. (the “Company”) entered into a Fifth Amended and Restated Loan Agreement (the “Loan Agreement”) with MYE Canada Operations Inc., Scepter Canada Inc. and the other foreign subsidiary borrowers identified therein, the lenders identified therein and JPMorgan Chase Bank, National Association, as administrative agent. The agreement provides for a $200 million senior revolving credit facility expiring on March 8, 2022, which replaces the Company’s existing $300 million facility. Amounts borrowed under the credit facility are secured by pledges of stock of certain of the Company’s foreign subsidiaries and guaranties of certain of its domestic subsidiaries.

The amended facility extends the term of the facility by approximately three years and provides for a maximum commitment amount of up to $200 million, which includes a letter of credit subfacility and swingline subfacility. Amounts borrowed under the amended facility will be used to replace the amounts outstanding under the Company’s existing loan agreement and for working capital and general corporate purposes. The Loan Agreement also has an accordion feature, which allows the Company to increase the availability by up to $200 million upon the satisfaction of certain conditions. Borrowings will bear interest at the LIBOR rate, prime rate, federal funds effective rate, the Canadian deposit offered rate, or the eurocurrency reference rate depending on the type of loan requested by the Company, in each case plus the applicable margin as set forth in the Loan Agreement. The Loan Agreement contains certain financial covenants that require the Company to maintain less than a maximum debt to EBITDA ratio and more than a minimum interest coverage ratio, as well as other customary terms and conditions.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference. The Company announced its entry into the Loan Agreement in the press release attached hereto. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Note Purchase Agreement

Also on March 8, 2017, the Company entered into a Second Amendment to the Note Purchase Agreement (the “Note Purchase Amendment”) with the subsidiary guarantors identified therein and each of the institutions which is a signatory thereto. The Note Purchase Amendment revises, among other things, certain of the financial covenants and definitions to correspond with the changes made to the Company’s Loan Agreement.

The foregoing description of the Note Purchase Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Purchase Amendment attached to this Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition

On March 9, 2017, the Company issued a press release announcing earnings results for the fiscal year and the quarter ended December 31, 2016. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K. In addition, a copy of the slide materials, which will be discussed during the Company’s earnings conference call at 10:00 a.m. Eastern Time on March 9, 2017, is attached as Exhibit 99.2 to this Current Report on Form 8-K. Information about the call can be found in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this report (including the exhibit) is furnished pursuant to “Item 2.02. Results of Operations and Financial Condition” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, unless incorporated by specific reference in such filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure in Item 1.01 and Exhibits 10.1 and 10.2 of this report are incorporated herein by reference.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On March 6, 2017, the Company announced the implementation of certain actions under a restructuring plan (the “Plan”) to improve the Company’s organizational structure and operational efficiency (which is also described in the press release attached hereto as Exhibit 99.1). In connection with the Plan, the Company expects to record a restructuring charge of approximately $10 million in 2017; of this amount, the Company expects restructuring-related costs such as equipment relocation, facility shutdown and other implementation costs of about $5.5 million and employee severance and other employee related costs of approximately $2.5 million. Non-cash charges relating to these restructuring actions, primarily potential impairments of property, plant and equipment are expected to be approximately $2.0 million. These actions under the Plan are expected to be substantially completed by the end of 2017. The actual timing and costs of the Plan may differ materially from the Company’s current expectations and estimates.

Item 7.01.	Regulation FD Disclosure

See “Item 2.02 Results of Operations and Financial Condition” above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Fifth Amended and Restated Loan Agreement, dated March 8, 2017, among Myers Industries, Inc., MYE Canada Operations Inc., Scepter Canada Inc. and the other foreign subsidiary borrowers, the lenders and JPMorgan Chase Bank, National Association, as administrative agent

10.2	Second Amendment to the Note Purchase Agreement among the Subsidiary Guarantors identified therein and each of the institutions which is a signatory thereto, dated March 8, 2017

99.1	Press Release by the Company regarding earnings results dated March 9, 2017

99.2	Earnings Presentation Fourth Quarter and Full Year 2016 by the Company dated March 9, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

DATE March 9, 2017	By:	/s/ R. David Banyard
R. David Banyard
President and Chief Executive Officer